Exhibit 99.1

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Karyopharm Reports Second Quarter 2020 Financial Results and

Highlights Recent Company Progress

— Second Quarter 2020 XPOVIO Net Product Sales of $18.6 Million; Strongest Quarterly Sales Since July 2019 Launch —

— XPOVIO Approved by FDA as a New Treatment for Patients with Relapsed or Refractory DLBCL; Commercial Rollout Began Immediately Upon Approval —

— Supplemental New Drug Application for XPOVIO as a Treatment for Patients with Multiple Myeloma After

At Least One Prior Line of Therapy Accepted by FDA and Assigned a Target PDUFA Date of March 19, 2021 —

— Conference Call Scheduled for Today at 8:30 a.m. ET —

NEWTON, Mass. – August 4, 2020 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended June 30, 2020. In addition, Karyopharm highlighted select corporate milestones, including details regarding the ongoing U.S. commercialization of XPOVIO® (selinexor), and provided an overview of its key clinical development programs.

“Despite the ongoing global COVID-19 pandemic, Karyopharm was able to achieve record quarterly XPOVIO sales as well as execute on several important initiatives, including receiving approval of XPOVIO for its second cancer indication from the U.S. Food and Drug Administration (FDA) to treat patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). XPOVIO is now the only single-agent oral therapy approved in this indication, including DLBCL arising from follicular lymphoma, and now approved in both multiple myeloma and DLBCL,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “Other recent highlights include the reporting of positive clinical results from the Phase 3 BOSTON study in a late breaking oral presentation at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program. Additionally, a supplemental New Drug Application (sNDA) was recently accepted by the FDA based on these positive data. Finally, our planned interim analysis of the randomized Phase 2 study of low dose selinexor in patients with severe COVID-19 indicated that while the agent is unlikely to demonstrate a statistically significant efficacy benefit across the entire patient population studied, it appears to confer clinical benefit in a clearly defined subpopulation of patients. Based on these results, we expect that future clinical development of low dose selinexor for patients with COVID-19 will focus on this subpopulation.”

Second Quarter 2020 and Recent Highlights

XPOVIO in Multiple Myeloma

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XPOVIO U.S. Commercialization. Oral XPOVIO became commercially available to patients with penta-refractory multiple myeloma in the U.S. in July 2019 and generated net product sales of $18.6 million in the second quarter of 2020, representing an approximate 16% increase in net product sales compared to the first quarter of 2020. Despite COVID-19-related challenges, which included the diversion of physician and other healthcare resources to manage the ongoing COVID-19 pandemic and the significant reduction in Karyopharm’s field force in-person activities, XPOVIO sales grew as a result of an increasing demand from

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both academic and community-based physicians. As of June 30, 2020, nearly 3,200 XPOVIO prescriptions have been filled since launch, and approximately 170 new physician prescribing accounts were added in the second quarter. Approximately 950 prescriptions were filled in the second quarter of 2020, representing the highest quarterly demand since launch and a 12% increase over the first quarter of 2020 and a 10% increase over the fourth quarter of 2019. This growth was particularly noteworthy as sales in the U.S. for a number of competing multiple myeloma drugs declined in the second quarter primarily as a result of the ongoing COVID-19 pandemic. Finally, based on data from specialty pharmacies, prescription refill rates for XPOVIO also continued to grow and reached a new high in the quarter with the average number of prescriptions per patient reaching 2.7 by the end of June 2020 as compared to 2.0 at the end of December 2019.

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Pivotal Phase 3 BOSTON Data Reported at ASCO 2020. In May 2020, Karyopharm presented positive detailed results from the BOSTON study as part of the ASCO 2020 Virtual Scientific Program. The BOSTON study evaluated once-weekly XPOVIO in combination with once-weekly Velcade® (bortezomib) and low-dose dexamethasone (SVd) compared to standard twice-weekly Velcade plus low-dose dexamethasone (Vd) in patients with multiple myeloma who have received one to three prior lines of therapy. The BOSTON study met its primary endpoint with a significant increase in median progression-free survival (PFS) in patients with multiple myeloma following one to three prior lines of therapy. The median PFS in the SVd arm was 13.93 months compared to 9.46 months in the Vd arm, representing a 4.47 month (47%) increase in median PFS (hazard ratio=0.70; p=0.0075). There were no new safety signals on the SVd arm, and deaths were numerically lower on the SVd arm (N=47) as compared with the Vd arm (N=62). Additionally, peripheral neuropathy rates were significantly lower on the SVd arm compared to the Vd arm (32.3% vs. 47.1%; p=0.0010). Karyopharm’s sNDA, based on these data, was accepted by the FDA in July 2020 and the FDA has assigned an action date of March 19, 2021 under the Prescription Drug User-Fee Act (PDUFA).

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Regulatory Strategy Update in Europe. In January 2019, Karyopharm submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) requesting conditional approval for selinexor in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma based on the results of the Phase 2b STORM study. In January 2020, Karyopharm was granted a three-month extension from the EMA’s Committee for Medicinal Products for Human Use (CHMP) to provide additional time to respond to the outstanding questions from the MAA, primarily re-monitoring certain clinical data. Due to the COVID-19 pandemic and the resulting disruption at many clinical sites, re-monitoring activities requested by CHMP have delayed the review timelines in Europe. We expect to submit the requested re-monitoring data in the third quarter of 2020, and we expect to receive an opinion from CHMP with respect to our MAA before the end of 2020. In addition, we expect to submit an MAA based on data from the BOSTON study before the end of 2020.

XPOVIO in Diffuse Large B-Cell Lymphoma (DLBCL)

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XPOVIO Receives Accelerated Approval from the FDA. On June 22, 2020, the FDA approved oral XPOVIO for the treatment of adult patients with relapsed or refractory DLBCL, not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication was approved based on response rate under the FDA’s Accelerated Approval Program, which was developed to allow for expedited approval of drugs that treat serious conditions and that fill an unmet medical need. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s). XPOVIO became commercially available in the U.S. for patients with relapsed or refractory DLBCL immediately following approval of this new indication and Karyopharm is leveraging its existing commercial infrastructure to market this second oncology indication.

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Phase 2b SADAL Data Published in The Lancet Haematology. In June 2020, the results of the Phase 2b SADAL study, which served as the basis for the FDA’s approval of the DLBCL indication, were published in The Lancet Haematology. The SADAL study evaluated single-agent oral XPOVIO for the treatment of adult patients with relapsed or refractory DLBCL, not otherwise specified, who have received at least two prior therapies. In this population, XPOVIO demonstrated an overall response rate of 28%, including a complete response rate of 12%. Responses were seen in all subgroups regardless of age, gender, prior therapy, DLBCL subtype or prior stem cell transplant therapy. Patient responses were durable with a median duration of response of 9.3 months (23.0 months for patients who achieved a complete response). Importantly, responses were associated with longer survival, underscoring the potential of oral XPO1 inhibition as an oral, non-chemotherapeutic option for patients with relapsed or refractory DLBCL.

Low Dose Selinexor in COVID-19

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Future Clinical Development to Focus on Specific Patient Subpopulation. In April 2020, Karyopharm began enrollment in a placebo-controlled, randomized Phase 2 study to evaluate low dose oral selinexor in hospitalized patients with severe COVID-19 (XPORT-CoV-1001 / NCT04349098). In May 2020 the protocol was amended to allow enrollment of patients with more severe disease. Following a planned interim analysis (115 patients included in the efficacy analysis and 113 patients included in the safety analysis), the Data Safety Monitoring Board (DSMB) for the study recommended that the Company discontinue the trial as it is unlikely to demonstrate a statistically significant efficacy benefit across the entire heterogenous patient population studied. However, the DSMB concluded that the trial was likely to show a benefit in a subpopulation of patients <75 years old who have a COVID-GRAM non-high risk score (a clinical risk score for disease severity), which represented approximately 75% of these 115 patients. Preliminary results from unaudited site data indicate that in the specific subpopulation, a two-point improvement in Ordinal Score at Day 14 (the primary endpoint for the entire study) reached statistical significance, as did the two-point improvement in Ordinal Score by Day 28 and the rate of hospital discharge by Day 14 (all p≤0.05). Fatalities were similar across the two arms in this subpopulation (4/49 on selinexor and 2/37 on placebo). There was also a significant improvement in conversion to SARS-CoV2 PCR negative status on the selinexor arm as compared with the placebo arm across the entire population (p≤0.05). In patients ≥75 years old or with a COVID-GRAM high risk score, there was no improvement in clinical outcomes; fatalities were higher in the selinexor arm (6/15) than the placebo arm (1/12). While the rate of fatalities in the study was imbalanced in the patients ≥75 years old or with a COVID-GRAM high risk score, after a detailed review, the DSMB considered that the fatalities on study were due to severe COVID-19 disease and/or underlying comorbidities without a clear contribution of selinexor. After reviewing the safety and efficacy data that was shared with the DSMB, the FDA’s opinion was that the benefit-risk ratio was not favorable in the heterogenous patient population evaluated under the latest protocol for XPORT-CoV-1001 which included the patients with more severe disease as described above. Karyopharm will continue to analyze the data to further characterize the specific subpopulation that will likely benefit from selinexor and will work with the FDA to identify a path forward for future clinical development. The Company plans to seek potential partners and external funding to advance future clinical studies.

Selinexor in Solid Tumors

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Completion of Enrollment in the Phase 3 Portion of the Phase 2/3 SEAL Study in Liposarcoma. Karyopharm previously reported positive results from the Phase 2 portion of the randomized, blinded Phase 2/3 SEAL study evaluating single agent selinexor versus placebo in patients with previously treated, advanced unresectable dedifferentiated liposarcoma. Enrollment in the Phase 3 portion has now been completed. Top-line data from the Phase 3 portion of the SEAL study are anticipated in the second half of 2020. Assuming a positive outcome on the primary endpoint of PFS, the Company intends to use the data from the SEAL study to support NDA and MAA submissions requesting approval for selinexor for patients with advanced unresectable dedifferentiated liposarcoma.

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First Patient Dosed in Phase 1/2 Study Evaluating Selinexor in Glioblastoma (GBM). In June 2020, Karyopharm dosed the first patient in a Phase 1/2 clinical study (XPORT-GBM-029/NCT04421378) evaluating oral selinexor in combination with standard of care therapy in patients with newly diagnosed or recurrent GBM. This global study is expected to enroll approximately 400 patients at clinical sites in the U.S., Europe, and Israel. The randomized, multi-center, Phase 1/2 study is expected to be conducted in two phases: a Phase 1 dose finding study followed by a Phase 2 randomized efficacy exploration study, designed to independently evaluate three different combination regimens in three treatment arms in patients with newly diagnosed GBM (Arms A and B) or with recurrent GBM (Arm C). Arms A and B will investigate selinexor in combination with radiation therapy with or without the addition of temozolomide, while Arm C will evaluate the combination of selinexor and lomustine. The primary endpoints in the study are PFS in patients with newly diagnosed GBM and overall survival in patients with recurrent GBM.

Selinexor in Other Cancer Indications

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Phase 2 Data in Patients with Myelodysplastic Syndromes Published in The Lancet Haematology. In August 2020, safety and efficacy results from a Phase 2 study of selinexor in patients with myelodysplastic syndromes or oligoblastic acute myeloid leukaemia refractory to hypomethylating agents were published in The Lancet Haematology. Currently, no standard therapy for such patients exists. In the 23 evaluable patients, the overall response rate was 26% (95% CI 10–48) in six patients with marrow complete remission, with an additional 12 patients (52%, 95% CI 31–73) achieving stable disease. The most common grade 3 or 4 adverse events were thrombocytopenia (eight [32%] of 25 patients) and hyponatraemia (five [20%]). There were no drug-related serious adverse events and no treatment-related deaths. Karyopharm currently plans to advance clinical development of its second generation SINE compound, eltanexor, in patients with myelodysplastic syndromes.

KPT-9274

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First Patient Dosed in Phase 1/2 Trial of KPT-9274 in Combination with an Anti-PD1 Monoclonal Antibody.KPT-9274 is Karyopharm’s first-in-class, orally bioavailable small molecule targeting two proteins that could play an important role in cancer development: PAK4 and NAMPT. KPT-9274 is currently being evaluated in a first-in-human, multi-center, open-label clinical study to assess preliminary safety, tolerability, and efficacy in patients with advanced solid malignancies. In July 2020, the first two patients were enrolled in Part C of the trial evaluating the combination of KPT-9274 and Opdivo® (nivolumab). Both of these patients are being treated for advanced melanoma.

Corporate Updates

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Entered Into a Research Collaboration with the National Cancer Institute. In July 2020, Karyopharm entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program. Under the terms of the CRADA, the NCI will collaborate with Karyopharm on studies to investigate the safety and efficacy of XPOVIO in various oncology indications, based on encouraging anti-tumor activity observed in earlier studies. As data from the NCI-sponsored studies and other Karyopharm-sponsored studies emerge, the NCI and Karyopharm plan to collaborate on trials to complement and support the further development of XPOVIO that could address important patient unmet medical need. The NCI may also support non-clinical studies to explore important future combinations of XPOVIO with other targeted or standard of care cancer agents.

Targeting Disease at the Nuclear Pore

Second Quarter 2020 Financial Results

Net product revenue: Net product revenue for the second quarter of 2020 was $18.6 million. Karyopharm commenced sales of XPOVIO in the U.S. during the third quarter of 2019 and therefore did not have net product revenue during the second quarter of 2019.

License and other revenue: License and other revenue for the second quarter of 2020 was $14.9 million, compared to $9.5 million for the second quarter of 2019. License and other revenue for the second quarter of 2020 included $12.7 million in revenue recognized as a result of a May 2020 amendment to our license agreement with Antengene Therapeutics Limited (Antengene), coupled with $2.2 million in revenue recognized upon the April 2020 termination of our license agreement with Ono Pharmaceutical Co., Ltd. Karyopharm recognized $9.4 million in revenue during the second quarter of 2019 pursuant to the terms of the original agreement with Antengene and $0.1 million related to clinical supply provided to various partners, as well as grant revenue pursuant to a government grant arrangement.

Cost of sales: Cost of sales were $0.4 million for the second quarter of 2020. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development expenses (R&D): R&D expenses for the second quarter of 2020 were $42.6 million, compared to $26.5 million for the second quarter of 2019. The increase in R&D expenses compared to the second quarter of last year was primarily attributable to COVID-19 trial activity and continued activity in our other ongoing clinical trials.

Selling, general and administrative expenses (SG&A): For the second quarter of 2020, SG&A expenses were $30.8 million, compared to $24.7 million for the second quarter of 2019. The increase in SG&A expenses compared to the second quarter of last year was due primarily to activities to support the U.S. commercialization of XPOVIO and preparations for the launch of XPOVIO as a treatment for patients with relapsed or refractory DLBCL.

Interest expense: Interest expense for the second quarter of 2020 was $6.8 million, compared to $3.1 million for the second quarter of 2019. The increase in interest expense was attributable to the imputed interest on the deferred royalty obligation Karyopharm has with HealthCare Royalty Partners.

Net loss: Karyopharm reported a net loss of $46.4 million, or $0.63 per share, for the second quarter of 2020, compared to a net loss of $43.4 million, or $0.71 per share, for the second quarter of 2019. Net loss includes non-cash stock-based compensation expense of $6.4 million and $4.1 million for the second quarters of 2020 and 2019, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2020 totaled $348.2 million, compared to $265.8 million as of December 31, 2019.

2020 Financial Outlook

Based on its current operating plans, Karyopharm continues to expect its non-GAAP R&D and SG&A expenses, which excludes stock-based compensation expense, for the full year 2020 to be in the range of $240.0 million to

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$260.0 million. Karyopharm has not reconciled the full year 2020 outlook for non-GAAP R&D and SG&A expenses to full year 2020 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2020 outlook for non-GAAP R&D and SG&A expenses.

The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, will be sufficient to fund its planned operations into the middle of 2022.

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, including R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, Tuesday, August 4, 2020, at 8:30 a.m. Eastern Time, to discuss the second quarter 2020 financial results, recent accomplishments, clinical developments and business plans. To access the conference call, please dial (877) 870-4263 (local) or (412) 317-0790 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. Karyopharm received accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor in this same RRMM indication. Karyopharm’s supplemental New Drug Application (sNDA) requesting an expansion of its current indication to include the treatment for patients with multiple myeloma after at least one prior line of therapy has been accepted for filing by the FDA. In June 2020, Karyopharm received accelerated FDA approval of XPOVIO for its second indication in adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including as a potential backbone therapy in

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combination with approved myeloma therapies (STOMP), in liposarcoma (SEAL) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

IMPORTANT SAFETY INFORMATION

Thrombocytopenia: XPOVIO can cause life-threatening thrombocytopenia, potentially leading to hemorrhage. Thrombocytopenia was reported in patients with multiple myeloma (MM) and developed or worsened in patients with DLBCL.

Thrombocytopenia is the leading cause of dosage modifications. Monitor platelet counts at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Institute platelet transfusion and/or other treatments as clinically indicated. Monitor patients for signs and symptoms of bleeding and evaluate promptly. Interrupt, reduce dose, or permanently discontinue based on severity of adverse reaction.

Neutropenia: XPOVIO can cause life-threatening neutropenia, potentially increasing the risk of infection. Neutropenia and febrile neutropenia occurred in patients with MM and in patients with DLBCL.

Obtain white blood cell counts with differential at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Monitor patients for signs and symptoms of concomitant infection and evaluate promptly. Consider supportive measures, including antimicrobials and growth factors (e.g., G-CSF). Interrupt, reduce dose, or permanently discontinue based on severity of adverse reaction (AR).

Gastrointestinal Toxicity: XPOVIO can cause severe gastrointestinal toxicities in patients with MM and DLBCL.

Nausea/Vomiting: Provide prophylactic antiemetics. Administer 5-HT3 receptor antagonists and other anti-nausea agents prior to and during treatment with XPOVIO. Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Administer intravenous fluids to prevent dehydration and replace electrolytes as clinically indicated.

Diarrhea: Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Provide standard anti-diarrheal agents, administer intravenous fluids to prevent dehydration, and replace electrolytes as clinically indicated.

Anorexia/Weight Loss: Monitor weight, nutritional status, and volume status at baseline and throughout treatment. Monitor more frequently during the first 3 months of treatment. Interrupt, reduce dose, or permanently discontinue based on severity of ARs. Provide nutritional support, fluids, and electrolyte repletion as clinically indicated.

Hyponatremia: XPOVIO can cause severe or life-threatening hyponatremia. Hyponatremia developed in patients with MM and in patients with DLBCL.

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Monitor sodium level at baseline and throughout treatment. Monitor more frequently during the first 2 months of treatment. Correct sodium levels for concurrent hyperglycemia (serum glucose >150 mg/dL) and high serum paraprotein levels. Assess hydration status and manage hyponatremia per clinical guidelines, including intravenous saline and/or salt tablets as appropriate and dietary review. Interrupt, reduce dose, or permanently discontinue based on severity of the AR.

Serious Infection: XPOVIO can cause serious and fatal infections. Most infections were not associated with Grade 3 or higher neutropenia. Atypical infections reported after taking XPOVIO include, but are not limited to, fungal pneumonia and herpesvirus infection.

Monitor for signs and symptoms of infection, and evaluate and treat promptly.

Neurological Toxicity: XPOVIO can cause life-threatening neurological toxicities.

Coadministration of XPOVIO with other products that cause dizziness or mental status changes may increase the risk of neurological toxicity.

Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, until the neurological toxicity fully resolves. Optimize hydration status, hemoglobin level, and concomitant medications to avoid exacerbating dizziness or mental status changes. Institute fall precautions as appropriate.

Embryo-Fetal Toxicity: XPOVIO can cause fetal harm when administered to a pregnant woman.

Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential and males with a female partner of reproductive potential to use effective contraception during treatment with XPOVIO and for 1 week after the last dose.

ADVERSE REACTIONS

The most common adverse reactions (ARs) in ≥20% of patients with MM are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infection.

The most common ARs, excluding laboratory abnormalities, in ≥20% of patients with DLBCL are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities in ≥15% of patients included thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. Grade 4 laboratory abnormalities in ≥5% were thrombocytopenia, lymphopenia, and neutropenia.

In patients with MM, fatal ARs occurred in 9% of patients. Serious ARs occurred in 58% of patients. Treatment discontinuation rate due to ARs was 27%. The most frequent ARs requiring permanent discontinuation in ≥4% of patients included fatigue, nausea, and thrombocytopenia.

In patients with DLBCL, fatal ARs occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal AR was infection (4.5% of patients). Serious ARs occurred in 46% of patients; the most frequent serious AR was infection. Discontinuation due to ARs occurred in 17% of patients.

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USE IN SPECIFIC POPULATIONS

In MM, no overall difference in effectiveness of XPOVIO was observed in patients >65 years old when compared with younger patients. Patients ≥75 years old had a higher incidence of discontinuation due to an AR than younger patients, a higher incidence of serious ARs, and a higher incidence of fatal ARs.

Clinical studies in patients with relapsed or refractory DLBCL did not include sufficient numbers of patients aged 65 and over to determine whether they respond differently from younger patients.

The effect of end-stage renal disease (CLCR <15 mL/min) or hemodialysis on XPOVIO pharmacokinetics is unknown.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see XPOVIO Full Prescribing Information available at www.XPOVIO.com.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies and dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), received accelerated approval from the U.S. Food and Drug Administration (FDA) in July 2019 in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma. In June 2020, XPOVIO was approved by the FDA as a treatment for patients with relapsed or refractory diffuse large B-cell lymphoma. A Marketing Authorization Application for selinexor for patients with heavily pretreated multiple myeloma is also currently under review by the European Medicines Agency. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s expectations and plans relating to XPOVIO for the treatment of patients with relapsed or refractory multiple myeloma or relapsed or refractory diffuse large B-cell lymphoma; commercialization of XPOVIO or any of its drug candidates and the commercial performance of XPOVIO; submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the Company’s regulatory strategy, the anticipated availability of data to support such submissions, timing of such submissions and actions by regulatory authorities and the potential availability of accelerated approval pathways; the expected design of the Company’s clinical trials; the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor; Karyopharm’s collaboration efforts with third-parties, including the National Cancer Institute; 2020 financial expectations, including forecasted non-GAAP R&D and SG&A expenses; and expectations of the sufficiency of Karyopharm’s existing cash and investments. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will

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successfully commercialize XPOVIO; that regulators will agree that selinexor qualifies for conditional approval in the E.U. as a result of data from the STORM study or confirmatory approval in the U.S. or EU based on the BOSTON study in patients with relapsed or refractory multiple myeloma; or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by reducing sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on May 5, 2020, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited.

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Senior Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

FTI Consulting

Simona Kormanikova or Robert Stanislaro

212-850-5600 |Simona.Kormanikova@fticonsulting.com or robert.stanislaro@fticonsulting.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Product revenue, net	$18,601	$—	$34,662	$—
License and other revenue	14,913	9,493	16,990	9,648

Total revenues	33,514	9,493	51,652	9,648

Operating expenses:
Cost of sales	396	—	1,215	—
Research and development	42,594	26,517	76,591	64,491
Selling, general and administrative	30,843	24,662	61,521	51,765

Total operating expenses	73,833	51,179	139,327	116,256

Loss from operations	(40,319)	(41,686)	(87,675)	(106,608)
Other income (expense):
Interest income	849	1,412	1,824	3,183
Interest expense	(6,758)	(3,089)	(13,267)	(6,087)
Other expense, net	(61)	(44)	(36)	(46)

Total other expense, net	(5,970)	(1,721)	(11,479)	(2,950)

Loss before income taxes	(46,289)	(43,407)	(99,154)	(109,558)
Income tax provision	(137)	(8)	(203)	(18)

Net loss	$(46,426)	$(43,415)	$(99,357)	$(109,576)

Net loss per share—basic and diluted	$(0.63)	$(0.71)	$(1.41)	$(1.80)

Weighted-average number of common shares outstanding used in net loss per share – basic and diluted	73,237	60,929	70,475	60,893

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and investments	$345,573	$263,972
Restricted cash	2,629	1,831
Accounts receivable	9,581	7,862
Property and equipment, net	2,592	3,046
Other assets	19,636	18,252

Total assets	$380,011	$294,963

Liabilities and stockholders’ equity
Deferred revenue	$297	$4,533
Convertible senior notes	113,776	109,857
Deferred royalty obligation	73,588	73,588
Other liabilities	62,551	57,211

Total liabilities	250,212	245,189

Total stockholders’ equity	129,799	49,774

Total liabilities and stockholders’ equity; 73,366 and 65,370 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	$380,011	$294,963